Exhibit 35.1

March 15, 2009

The Bank of New York Trust Company, N.A.
2 North LaSalle Street
Suite 1020
Chicago, IL 60602

Deutsche Bank Trust Company Delaware
Structured Finance Services, Trust Securities and Services
60 Wall Street, 26th floor
MS NYC60-2606
New York, NY 10005

Re:	Capital Auto Receivables Asset Trust 2008-1 (the “Issuer”)
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 3.9 of the Trust Indenture dated as of February 1, 2008 between the Issuer, The Bank of New York Trust Company, N.A., as Indenture Trustee, and GMAC LLC, as Servicer (the “Indenture”) and Section 4.01 of the Trust Sale and Servicing Agreement dated as of February 1, 2008 between the Issuer, GMAC LLC, as Servicer, and Capital Auto Receivables LLC, as Seller (the “Trust Sale and Servicing Agreement”).

The undersigned does hereby certify that:

a.
A review of the activities of the Servicer during the period of February 1, 2008 through December 31, 2008, and of its performance under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement has been made under his supervision, and

b.
To his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Indenture, the Trust Sale and Servicing Agreement, and the Pooling and Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Chief Accounting Officer
And Corporate Controller of GMAC LLC